CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated November 19, 2018 on the financial statements and financial highlights of Touchstone Arbitrage Fund, renamed the Touchstone Credit Opportunities II Fund (one of the funds comprising the Touchstone Funds Group Trust), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2018, in Post-Effective Amendment Number 111 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-70958), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
May 14, 2019